UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RENAISSANCE LEARNING, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 27, 2011

To the Shareholders of Renaissance Learning, Inc.:

The 2011 annual meeting of shareholders of Renaissance Learning, Inc. will be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on Wednesday, April 27, 2011 at 1:00 p.m., local time (and at any adjournment thereof), for the following purposes:

(1)
To elect the eight directors nominated by the board of directors to serve as directors of the company until the 2012 annual meeting of shareholders and until their successors are elected and qualified;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(4)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2011; and

(5)	To transact such other business as may properly come before the annual meeting (and any adjournment thereof), all in accordance with the accompanying proxy statement.

Shareholders of record at the close of business on Monday, February 28, 2011, are entitled to notice of and to vote at the annual meeting.

All shareholders are cordially invited to attend the annual meeting in person.  However, whether or not you expect to attend the annual meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it as soon as possible in the enclosed envelope which has been provided for your convenience.  If you send your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so.  Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2011:

The annual report and proxy statement are available at www.rlrninvest.com.

By Order of the Board of Directors,

Mary T. Minch, Secretary
March 16, 2011

RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
March 16, 2011
_____________________

PROXY STATEMENT

This proxy statement is furnished by our board of directors for the solicitation of proxies from the holders of our common stock in connection with the annual meeting of shareholders to be held at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, on Wednesday, April 27, 2011 at 1:00 p.m., local time, and at any adjournment thereof.  It is expected that the notice of annual meeting of shareholders, this proxy statement and the accompanying proxy card, together with our annual report to shareholders for fiscal 2010, will be mailed to shareholders starting on or about March 18, 2011.

Shareholders can ensure that their shares are voted at the annual meeting by completing, dating, signing and returning the accompanying proxy card in the envelope provided.  The submission of a signed proxy will not affect a shareholder’s right to attend the annual meeting and vote in person.  Shareholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the secretary of the company a written revocation or a proxy bearing a later date.  The presence at the annual meeting of a shareholder who has signed a proxy does not, by itself, revoke that proxy unless the shareholder attending the annual meeting files a written notice of revocation of the proxy with the secretary of the company at any time prior to the voting of the proxy.

Proxies will be voted as specified by the shareholders.  Where specific choices are not indicated, proxies will be voted FOR the election of each of the individuals nominated by our board of directors to serve as a director, FOR the proposal to approve executive compensation, for the advisory vote on executive compensation to occur EVERY YEAR and FOR the proposal to ratify Deloitte & Touche LLP as our independent auditors for 2011.

The board of directors knows of no other matters to be presented for shareholder action at the annual meeting.  If any other matters properly come before the annual meeting, the persons named as proxies will vote on such matters in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding proxy materials to beneficial owners of common stock held in the name of another person, will be paid by us.  No solicitation, other than by mail, is currently planned, except that certain of our officers or employees may solicit the return of proxies from shareholders by telephone.

Only shareholders of record at the close of business on Monday, February 28, 2011 (this date is referred to as the “record date”) are entitled to receive notice of and to vote the shares of common stock registered in their name at the annual meeting.  As of the record date, we had outstanding 29,289,715 shares of our common stock, $.01 par value.  Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

Under Wisconsin law and our by-laws, the presence of a quorum is required to conduct business at the annual meeting.  A quorum is defined as the presence, either in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting.  The shares represented at the annual meeting by proxies that are marked, with respect to the election of directors, “withhold authority” or, with respect to the other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present.  Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

With respect to the vote required to approve the proposals at the annual meeting, the following rules apply:

•
The affirmative vote of a plurality of the shares of common stock present, either in person or by proxy, at the annual meeting and entitled to vote is required for the election of directors.  For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election.  In the election of directors, votes may be cast in favor or withheld.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

•
The advisory vote to approve executive compensation requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.  Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.  Because this shareholder vote is advisory, it will not be binding upon the board of directors.  However, the board of directors values the opinions expressed by our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

•
The advisory vote to determine whether the advisory vote on executive compensation should occur every one, two or three years is a plurality vote.  The company will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes.  Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to how frequently the advisory vote on executive compensation should occur.  Because this shareholder vote is advisory, it will not be binding upon the board of directors.  However, the board of directors values the opinions expressed by our shareholders and will take into account the outcome of the vote when determining how often the shareholder advisory vote on executive compensation will occur.

•
The proposal to ratify Deloitte & Touche LLP as our independent auditors for 2011 requires that a majority of the votes cast be voted to approve the proposal.  Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the approval of this proposal.

Under rules adopted by the Securities and Exchange Commission in 2008, we are making this proxy statement and our Annual Report to Shareholders available on the Internet in addition to mailing a printed copy of these materials to each shareholder.

To obtain directions to attend our annual meeting and vote in person, please call our investor relations department at (715) 424-3636.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the record date (unless otherwise specified) regarding the beneficial ownership of shares of our common stock by (i) each director and nominee for director, (ii) the principal executive officer and the principal financial officer of the company and the company’s other named executive officers who were serving as such on December 31, 2010, (iii) all directors and executive officers as a group and (iv) each person believed by us to be the beneficial owner of more than 5% of our outstanding common stock.  Other than as described in the footnotes below, the persons listed in the following table do not own any other securities that give them the right to acquire beneficial ownership of such securities within 60 days.  Except as otherwise indicated, the business address of each of the following is 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Shares(17)
Judith Ames Paul	7,916,724(2)	26.98%
Terrance D. Paul	7,916,724(3)	26.98%
Glenn R. James	26,137(4)	*
Randall J. Erickson	11,801(5)	*
John H. Grunewald	84,884(6)	*
Harold E. Jordan	87,541(7)	*
Mark D. Musick	16,179(8)	*
Addison L. Piper	95,884(9)	*
Steven A. Schmidt	56,444(10)	*
Mary T. Minch	45,566(11)	*
Marian L. Staton	11,767(12)	*
Roy E. Truby	11,985(13)	*
All directors and executive officers as a group (15 persons)	16,365,062(14)	55.40%

Louis S. Harrison	2,000,000(15)	6.83%
Robert S. Held	2,000,000(16)	6.83%

_________________

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed.

(2)
Includes options to purchase 53,119 shares of common stock which are currently exercisable as of the record date.  Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership.  Ms. Paul is married to Terrance D. Paul, and Mr. Paul’s shares of common stock are not included in the number of shares beneficially owned by Ms. Paul, even though Ms. and Mr. Paul are deemed to share voting and investment power over their combined stock holdings.

(3)
Includes options to purchase 53,119 shares of common stock which are currently exercisable as of the record date.  Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership.  Mr. Paul is married to Judith Ames Paul, and Ms. Paul’s shares of common stock are not included in the number of shares beneficially owned by Mr. Paul, even though Mr. and Ms. Paul are deemed to share voting and investment power over their combined stock holdings.

(4)	Includes 26,137 shares of unvested restricted stock as of the record date. With regard to the unvested restricted stock, Mr. James has sole voting power and no dispositive power.

(5)
Includes 11,801 unvested restricted stock units as of the record date.  Mr. Erickson’s restricted stock units vest upon termination of his service as a director.  Mr. Erickson has no voting power and no dispositive power with regard to the unvested restricted stock units.  Mr. Erickson disclaims beneficial ownership of 5,046 of the included restricted stock units because the economic interest in such units has been transferred pursuant to a divorce settlement.

(6)
Includes options to purchase 36,307 shares of common stock which are currently exercisable as of the record date.  Also includes 7,904 shares of unvested restricted stock and 29,673 unvested restricted stock units as of the record date.  Mr. Grunewald’s restricted stock and restricted stock units vest upon termination of his service as a director.  Mr. Grunewald has sole voting power and no dispositive power with regard to the unvested restricted stock.  With regard to the unvested restricted stock units, Mr. Grunewald has no voting power and no dispositive power.  Mr. Grunewald disclaims beneficial ownership of 1,050 of the shares of common stock indicated in the table, as such shares are held by his wife.

(7)
Includes 12,520 shares of common stock held in a joint account over which Mr. Jordan shares voting power with his wife.  Also includes options to purchase 36,307 shares of common stock which are currently exercisable as of the record date.  Also includes 1,435 shares of unvested restricted stock and 37,279 unvested restricted stock units as of the record date.  Mr. Jordan’s restricted stock and restricted stock units vest upon termination of his service as a director.  Mr. Jordan has sole voting power and no dispositive power with regard to the unvested restricted stock.  With regard to the unvested restricted stock units, Mr. Jordan has no voting power and no dispositive power.

(8)
Includes 16,179 unvested restricted stock units, which vest upon termination of Mr. Musick’s services as a director.  Mr. Musick has no voting power and no dispositive power with regard to the unvested restricted stock units.

(9)
Includes options to purchase 33,307 shares of common stock which are currently exercisable as of the record date.  Also includes 7,904 shares of unvested restricted stock and 29,673 unvested restricted stock units as of the record date.  Mr. Piper’s restricted stock and restricted stock units vest upon termination of his service as a director.  Mr. Piper has sole voting power and no dispositive power with regard to the unvested restricted stock.  With regard to the unvested restricted stock units, Mr. Piper has no voting power and no dispositive power.

(10)
Includes 43,850 shares of unvested restricted stock as of the record date.  With regard to the unvested restricted stock, Mr. Schmidt has sole voting power and no dispositive power.  Also includes 11,316 shares of stock held in joint accounts with Mr. Schmidt’s wife.

(11)
Includes options to purchase 1,674 shares of common stock which are currently exercisable as of the record date.  Also includes 24,548 shares of unvested restricted stock as of the record date.  With regard to the unvested restricted stock, Ms. Minch has sole voting power and no dispositive power.  Also includes 18,918 shares of stock held in a joint account with Ms. Minch’s husband.

(12)
Includes options to purchase 1,165 shares of common stock which are currently exercisable as of the record date.  Also includes 5,008 shares of unvested restricted stock as of the record date.  With regard to the unvested restricted stock, Ms. Staton has sole voting power and no dispositive power.

(13)	Includes 3,059 shares of unvested restricted stock as of the record date. With regard to the unvested restricted stock, Mr. Truby has sole voting power and no dispositive power.

(14)
Includes options to purchase 248,163 shares of common stock which are currently exercisable as of the record date.  Also includes 265,722 shares of unvested restricted stock and unvested restricted stock units as of the record date.

(15)
The address of Louis S. Harrison is 333 West Wacker Drive, Suite 1700, Chicago, Illinois 60606-1247.  The information in this table is based on a Schedule 13G that was filed by Mr. Harrison with the Securities and Exchange Commission reporting that he had, as of December 31, 2009, sole voting power and sole dispositive power over 2,000,000 shares of common stock held in a trust for which Mr. Harrison serves as the sole trustee. No amendment to the Schedule 13G has been filed reflecting a change in beneficial ownership.

(16)
The address of Robert S. Held is 333 West Wacker Drive, Suite 1700, Chicago, Illinois 60606-1247.  The information in this table is based on a Schedule 13G that was filed by Mr. Held with the Securities and Exchange Commission reporting that he had, as of December 31, 2009, sole voting power and sole dispositive power over 2,000,000 shares of common stock held in a trust for which Mr. Held serves as the sole trustee. No amendment to the Schedule 13G has been filed reflecting a change in beneficial ownership.

(17)	Based on 29,289,715 shares outstanding as of the record date.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The number of directors constituting the full board of directors is currently fixed at eight.  Directors are elected at each annual meeting of shareholders to hold office for a one-year term and until their successors are duly elected and qualified.  Accordingly, the board of directors has selected, based on the recommendations of the nominating and governance committee, all of the members currently serving on the board as nominees for election at the annual meeting.  On July 6, 2010, Mr. Glenn R. James was appointed to the position of chief executive officer of the company and to the board of directors after being recommended for appointment by Judith Paul and Terrance Paul, who was at the time the chief executive officer of the company, and subsequently by the nominating and governance committee.

All of the nominees, except for Mr. James, have served as directors since the last annual meeting of shareholders.

All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy card will vote for the election of another person or persons as the board of directors recommends.

The nominating and governance committee has adopted guidelines for evaluating and selecting candidates for election to the board of directors.  According to the guidelines, the board of directors should be composed of:

•	Directors who will bring to the board of directors a variety of experience and backgrounds.

•	Directors who will form a central core of business executives with substantial senior management experience and financial expertise.

•
Directors who will represent the balanced, best interests of the shareholders as a whole and the interests of the company’s stakeholders, as appropriate, rather than special interest groups or constituencies.

•	Qualified individuals who reflect a diversity of experience, gender, race and age.

The following nominees have been selected after taking into consideration the nominating and governance committee’s guidelines.

NOMINEES STANDING FOR ELECTION

Name and Age of Director	Office

Judith Ames Paul Age 64
Ms. Paul is the co-founder of the company and has been vice-chairman of the board of directors since July 2010.  From 1986 until July 2001, from August 2002 until July 2003, and again from February 2006 until July 2010, Ms. Paul served as chairman of the board, and from July 2001 until August 2002, and again from July 2003 until February 2006, Ms. Paul served as co-chairman with Mr. Paul.  Ms. Paul has been a director since 1986.  Ms. Paul acts as our spokesperson and is a leading teacher advocate.  Ms. Paul holds a bachelor’s degree in elementary education from the University of Illinois.  Judith Paul is Terrance Paul’s wife.

Ms. Paul brings a variety of experience to the board of directors, as evidenced by her experience as the co-founder of the company, the vice-chairman and former chairman of the board of directors and a teacher advocate. Ms. Paul also brings to the board a passion for education, a commitment to ensuring that all children have opportunities for learning and a strong focus on customer care.

Terrance D. Paul Age 64
Mr. Paul is the co-founder of the company and has been chairman of the board of directors since July 2010.  From February 2006 to July 2010, and again from August 2002 until July 2003, Mr. Paul served as our chief executive officer.  From February 2006 to April 2006, Mr. Paul also served as our president.  From July 1996 until July 2001, Mr. Paul served as vice chairman of the board and from July 2001 until August 2002, and again from July 2003 until February 2006, Mr. Paul served as co-chairman with Ms. Paul.  Mr. Paul has been a director since 1986.  Mr. Paul is the principal inventor of the LENA System and co-founder of the non-profit LENA Foundation, whose mission is to develop advanced technology for the early screening, research and treatment of language delays and disorders in young children.  Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University.  Terrance Paul is Judith Paul’s husband.

As the company’s chairman and former chief executive officer and president, Mr. Paul helps form a core of business executives with substantial management experience and financial expertise on the board of directors. Mr. Paul also brings to the board his background and experience in research and statistical methods, expertise in information theory, extensive business experience with former employers as a manager and executive, and substantial knowledge of the education field, school improvement and educational assessments.

Name and Age of Director	Office

Glenn R. James Age 52
Mr. James has been our chief executive officer since July 2010.  From March 2008 to July 2010, Mr. James served as a principal in Technology Consulting Corporation.  From March 2004 to March 2008, Mr. James served as division president and general manager for Unisys Corporation, a worldwide information technology company.  From July 1984 to March 2004, Mr. James was employed by Deloitte Consulting, 11 years of which he served as a partner.  Mr. James has a BA degree from the University of Colorado, Boulder and an MBA from The Wharton School, University of Pennsylvania.

As the company’s chief executive officer, Mr. James helps form a core of business executives with substantial management experience and financial expertise on the board of directors. Mr. James also brings to the board over 25 years of business consulting and executive level management experience with former employers in the education, software and information technology industries.

Randall J. Erickson Age 51
Mr. Erickson has been a director since July 2009.  Since June 2002, Mr. Erickson has served as Senior Vice President and General Counsel of Marshall & Ilsley Corporation (M&I), a bank holding company headquartered in Milwaukee, Wisconsin.  In addition, Mr. Erickson has served as Chief Administrative Officer of M&I since April 2007, and served as Corporate Secretary of M&I from June 2002 to April 2007.  Since June 2002, Mr. Erickson has served as General Counsel of M&I Marshall & Ilsley Bank, a wholly owned subsidiary of M&I (M&I Bank), and served as Corporate Secretary from June 2002 to April 2007 of M&I Bank.  From 1990 to May 2002, Mr. Erickson practiced law with Godfrey & Kahn, S.C., a law firm headquartered in Milwaukee, Wisconsin.  Mr. Erickson is a director of the University of Wisconsin – La Crosse Foundation and a member of the Board of Visitors of the University of Wisconsin – Milwaukee School of Education.  Mr. Erickson holds a bachelor’s degree from University of Wisconsin-LaCrosse and a law degree from the University of Wisconsin Law School.

As an executive officer and general counsel of M&I, and as a former shareholder with Godfrey & Kahn, S.C., Mr. Erickson brings his substantial experience working with public companies to the board of directors and helps form a core of business executives with substantial management experience and financial expertise on the board of directors.

Name and Age of Director	Office

John H. Grunewald Age 74
Mr. Grunewald has been a director since September 1997.  From September 1993 to January 1997, Mr. Grunewald served as the executive vice president, chief financial officer and secretary of Polaris Industries Inc., a manufacturer of snowmobiles, all-terrain vehicles and personal watercraft.  Mr. Grunewald currently serves as a director and chairman of the audit committee of Restaurant Technologies, Inc., a supplier of full service cooking oil management systems to restaurants, as the lead director and chairman of the audit committee of Keystone Mutual Funds, an investment management company, and as a director and chairman of the audit committee of WCM Industries, Inc., a manufacturer of wall faucets, wall hydrants, yard hydrants and bath drains.  Mr. Grunewald also serves on the board of Rise, Inc., a charitable institution providing occupations for handicapped and disabled people.  Mr. Grunewald holds a bachelor’s degree in business from St. Cloud State University and an MBA in business finance from the University of Minnesota.  Mr. Grunewald holds a certified public accountant (CPA) and a certified management accountant (CMA) designation.  Mr. Grunewald is also a certified director as designated by the National Association of Corporate Directors (NACD).

As the former chief financial officer of Polaris Industries Inc., and as a member of various business and non-profit organization boards, Mr. Grunewald brings a substantial amount of financial expertise to the board of directors and helps form a core of business executives with substantial management experience and financial expertise on the board of directors.

Harold E. Jordan Age 60
Mr. Jordan has been a director since April 2000.  Mr. Jordan served as the chief executive officer and president of World Computer Systems, Inc., a computer programming services company from December 1990 until June 2005 and served as its executive vice president from January 1986 until December 1990.  In addition, from October 1997 until April 2006, Mr. Jordan served as the president and chief executive officer of Madras Packaging, LLC, a plastic molding company.  From May 1987 until December 1996, Mr. Jordan practiced law with Jordan & Keys, a law firm, which he founded, and since January 1997, has been of counsel to the firm.  Mr. Jordan currently serves as a member of the board of visitors of the University of Wisconsin Law School, a trustee emeritus of the board of trustees of Lawrence University and a member of the board of managers of Haverford College.  Mr. Jordan holds a bachelor’s degree from Lawrence University and a law degree from the University of Wisconsin Law School.

As the former chief executive officer of World Computer Systems, Inc., the former chief executive officer of Madras Packaging, LLC, a former attorney with Jordan & Keys, and as a member of the boards of several institutions of higher learning, Mr. Jordan brings a variety of experience to the board of directors and helps form a core of business executives with substantial management experience and financial expertise on the board of directors.

Name and Age of Director	Office

Mark D. Musick Age 63
Mr. Musick has been a director since April 2009.  From 1992 to 1995 and 1997 to 2002, Mr. Musick served as chair of the Governing Board of the National Assessment of Educational Progress (NAEP), which directs the program known as the Nation’s Report Card.  Mr. Musick was appointed by three U.S. Secretaries of Education to chair the Governing Board of NAEP.  Mr. Musick is president emeritus of the Southern Regional Education Board (SREB) for which he served as president from 1989 to 2005.  SREB is a nonprofit, nonpartisan organization that works with leaders and policy-makers in sixteen member states to improve pre-kindergarten through postsecondary education. Since 2006, Mr. Musick has held the James H. Quillen Chair of Excellence in Education and Teaching at East Tennessee State University. Mr. Musick currently serves as the chairman of the board of ACT, Inc., a not-for-profit organization that administers the ACT collegiate admissions test.  Mr. Musick is a member of the board of directors of the National Commission on Teaching and America’s Future, a nonpartisan, nonprofit, advocacy group dedicated to improving teaching quality nationwide, and a member of the board of directors of the National Center for the Improvement of Educational Assessment, a nonprofit organization that seeks to improve student achievement through enhanced practices in educational assessment and accountability.  Mr. Musick holds a bachelor’s degree and master’s degree from Virginia Polytechnic Institute and State University.

Mr. Musick brings a variety of experience to the board of directors, as evidenced by his experience as the chair of the Governing Board of NAEP, the president of SREB, the lead director of the board of ACT, Inc., and as the James H. Quillen Chair of Excellence in Education and Teaching at East Tennessee State University. Mr. Musick contributes a unique understanding of issues relating to pre-kindergarten through senior high school education assessment, as well as an understanding of education markets.

Name and Age of Director	Office

Addison L. Piper Age 64
Mr. Piper has been a director since July 2001.  Since January 2004, Mr. Piper has served on the board of directors of Piper Jaffray Companies (Piper Jaffray), a financial services firm.  From January 2004 until December 2006, Mr. Piper served as vice chairman of the board of directors of Piper Jaffray.  From 1987 until December 2003, Mr. Piper served as the chairman of the board of directors of the predecessor of Piper Jaffray.  Mr. Piper joined the firm in 1969 and has held various management positions since that time, including chief executive officer from 1983 until December 1999.  Mr. Piper currently serves on the board of trustees of Minnesota Public Radio and the board of trustees of American Public Media Group, the parent organization of Minnesota Public Radio, as chair of the board of regents of St. Olaf College and as a director of MinnCAN, an educational policy organization.  Mr. Piper also serves as a director and member of the audit committee of Leuthold Funds, Inc., an investment management company.  Mr. Piper holds a bachelor’s degree from Williams College and an MBA from Stanford University.

As a director of Piper Jaffray, a former chief executive officer, a member of the audit committee of Leuthold Funds, Inc., a member of the board of trustees of American Public Media, a regent of St. Olaf College and as director of the educational policy-focused organization MinnCAN, Mr. Piper brings a variety of experience to the board of directors and helps form a core of business executives with substantial management experience, industry perspective and financial expertise on the board of directors.

The board of directors recommends a vote FOR each named nominee.

The company is a “controlled company” under applicable NASDAQ Stock Market LLC (the “NASDAQ Stock Market”) rules because Mr. and Ms. Paul, as a group, own more than 50% of the voting power for the election of directors.  The company is therefore exempt from certain independence requirements of the NASDAQ Stock Market rules, including the requirement to maintain a majority of independent directors on the company’s board of directors.  Although the company is exempt from these requirements, a majority of the members of the board of directors are “independent,” as defined under the current listing standards of the NASDAQ Stock Market.  Under this definition, the independent members of the board are Messrs. Erickson, Grunewald, Jordan, Musick and Piper.

The positions of chairman of the board, vice-chairman of the board and chief executive officer of the company are currently separate, with Mr. Paul serving as chairman, Ms. Paul as vice-chairman and Mr. James serving as chief executive officer.  On July 6, 2010, as part of the company’s succession planning, Mr. Paul resigned as our chief executive officer, and assumed the position of chairman, and Ms. Paul resigned as chairman and assumed the position of vice-chairman.  The company believes this leadership structure is appropriate at this time because it allows the company to fully benefit from the leadership ability, industry experience and history with the company that Ms. Paul and Mr. Paul possess, and the leadership ability, industry background and executive management experience of Mr. James.  The board has also appointed Harold E. Jordan as lead director to chair meetings of the independent directors of the board of directors.  Pursuant to the company’s corporate governance guidelines, Mr. Jordan’s duties as lead director include:  (i) presiding at executive sessions of the non-employee directors and all other meetings of directors where the chairman or vice-chairman of the board is not present; (ii) serving as liaison between the chairman of the board and chief executive officer and non-employee directors; (iii) reviewing meeting agendas for the board; (iv) having the authority to call meetings of the non-employee directors; and (v) if requested by major shareholders, ensuring that he is available for consultation and direct communication.  The Company’s corporate governance guidelines were last amended in February 2011 and were filed as an exhibit to our Form 10-K for the year ended December 31, 2010.

The board of directors has standing nominating and governance, compensation and audit committees, each of which is described in more detail below.  The board of directors held four meetings in 2010. Each incumbent director, except for Mr. James, attended all of the meetings of the board of directors held during 2010 and all of the meetings of the board committees on which the director served in 2010.  Mr. James did not attend all of the meetings of the board of directors in 2010, because Mr. James did not join the board until July 6, 2010.  Mr. James attended all of the meetings of the board of directors between the date of his appointment on July 6, 2010 and December 31, 2010.  Mr. James did not serve on any board committees in 2010.  Directors are expected to attend each regular and special meeting of the board and of each board committee on which the director serves.  Directors are also expected to attend the annual meeting of shareholders.  Six of the seven directors then in office attended last year’s annual meeting of shareholders.

Parties who wish to communicate with the board of directors, or with a specific member of the board, may direct written communications to Ms. Mary T. Minch, our corporate secretary, at the following address:  2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.  Ms. Minch will forward all such communications to the full board, or to the director to whom the communication is addressed, as applicable, at its next scheduled meeting.

Nominating and Governance Committee.  The nominating and governance committee is responsible for, among other things:  (i) identifying, as necessary, new candidates who are qualified to serve as directors, (ii) reviewing the qualifications of candidates for board memberships, including any candidates nominated by shareholders, based upon the guidelines adopted by the committee, (iii) recommending to the full board of directors nominees to stand for election at annual shareholders meetings, to fill vacancies on the board of directors, and to serve on committees of the board of directors, (iv) coordinating the annual self-evaluation of the full board of directors and each of its committees, (v) establishing and reviewing, for recommendation to the full board of directors, corporate governance principles and (vi) developing succession plans for the directors.  The nominating and governance committee has a written charter which was filed as an exhibit to the company’s 2009 definitive proxy statement.  The nominating and governance committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year.  The charter was last amended in February 2009.  The members of the nominating and governance committee are Messrs. Jordan (Chairman), Erickson, Grunewald, Musick and Piper.  All of the members of the nominating and governance committee are “independent,” as defined under the current listing standards of the NASDAQ Stock Market.  The nominating and governance committee met three times in 2010.

The nominating and governance committee will consider candidates for director nominated by shareholders in accordance with the procedures set forth in the company’s by-laws.  Under the by-laws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper form to the secretary of the company.  To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the company at our principal office (i) with respect to an election held at an annual meeting of shareholders, not less than 120 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year or (ii) with respect to an election held at a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date of the earlier of public announcement or notice of such meeting.  To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

In addition, the nominating and governance committee has adopted guidelines for evaluating and selecting candidates for election to the board of directors.  Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value to the company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the company in order to carry out the responsibilities of a director.

The nominating and governance committee’s guidelines for selecting board candidates indicate that the board should be composed of directors who, among other things, will bring to the board a variety of experience and backgrounds.  In assessing the “variety of experience and backgrounds” of candidates, the committee considers diversity, including race, gender and ethnicity.  The nominating and governance committee implements this policy by considering all aspects of each individual’s experience and background in the director nomination process, and assesses the effectiveness of the policy through regular reviews of the composition of the board on an individual-by-individual basis and as a whole.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board in accordance with the selection guidelines, the full text of which can be found in the nominating and governance committee charter.

Compensation Committee.  The compensation committee is responsible for, among other things:  (i) reviewing the company’s executive compensation goals, policies and philosophies and monitoring the appropriateness of the company’s executive compensation practices, (ii) reviewing and, as appropriate, approving management’s recommendations regarding executive compensation, (iii) reviewing and, as appropriate, approving the company’s executive compensation plans, including designating plan participants, establishing objectives and applicable performance measurement criteria and making awards, (iv) reviewing surveys and other data to gauge the competitiveness and appropriateness of levels and elements of executive compensation and benefits, (v) to the extent not undertaken by the board of directors, reviewing the level and composition of compensation, benefits and perquisites provided to non-employee members of the board of directors, (vi) evaluating the performance of the company’s executive officers and (vii) monitoring the company’s employee benefit plans.

The compensation committee has a written charter which was filed as an exhibit to the company’s 2009 definitive proxy statement.  The compensation committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year.  The charter was last amended in February 2009.  The members of the compensation committee are Messrs. Jordan (Chairman), Erickson, Grunewald, Musick and Piper.  To serve on the compensation committee, each member must be considered “independent,” as defined under the applicable rules of the NASDAQ Stock Market and the Securities Exchange Act of 1934, and must qualify as an “outside director,” as defined under the Internal Revenue Code.  Each member of the compensation committee satisfies these requirements.  The compensation committee held four meetings in 2010.

In July of 2010, the company’s human resources department prepared an executive compensation report that presented competitive compensation information for the company’s executive officers.  This report was taken into account by our chairman and our chief executive officer when making recommendations for executive compensation to the compensation committee.

The compensation committee has the authority to hire experts in the field of executive compensation, including the authority to approve the experts’ fees and terms of retention and to assist it in the performance of its duties.  In 2010, the board of directors engaged Towers Watson, an independent compensation consultant, to review, validate, and suggest recommendations for improvements to the methodologies used by the human resources department in preparing its annual executive compensation report.  The recommendations of Towers Watson are summarized in a letter to the board’s lead director and included as an attachment to the annual compensation report provided to the board of directors.

Additional information regarding the compensation committee processes and procedures relating to the consideration and determination of executive compensation policies and decisions is included in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

On a periodic basis, the compensation committee requests that the company’s human resources department prepare a non-employee director compensation report that presents competitive compensation information for the company’s non-employee directors.  The non-employee director compensation report examines the total compensation package, including cash and equity compensation components, for the company’s non-employee directors.  The report also provides summaries of published third-party surveys of non-employee director compensation.  In addition, the human resources department compiles non-employee director compensation data for publicly traded companies comparable to the company in terms of industry (education), industry sectors (software and technology), annual revenues and market capitalization.  The non-employee director compensation report also addresses best practices and principles established by the National Association of Corporate Directors and The Center for Board Leadership to help define considerations in establishing non-employee director compensation.  The non-employee director compensation report is taken into account by our chief executive officer and the full board of directors as a reference of competitive compensation information.

At the request of the compensation committee, a non-employee director compensation report was last prepared in February 2010.  Additional information regarding non-employee director compensation is included in the “Non-Employee Director Compensation” section of this proxy statement.

Audit Committee.  The audit committee is a separately designated standing committee of the board which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The audit committee is responsible for, among other things:  (i) appointing or replacing our independent auditors, (ii) reviewing the scope, results and costs of the audit with our independent auditors, (iii) reviewing the performance, qualifications and independence of the independent auditors, (iv) approving all audit and permitted non-audit services to be performed by the independent auditors, (v) reviewing our system of internal controls; (vi) overseeing our risk assessment and risk management programs as they relate to financial statement risk and protection of assets; and (vii) overseeing compliance with our code of business conduct and ethics.

The board of directors has delegated primary oversight for the company’s risk assessment and risk management programs as they relate to financial statement risk and protection of assets to the audit committee. The audit committee regularly receives reports regarding risk analysis and risk management. As part of its risk assessment and risk management responsibilities, the audit committee also reviews the company’s protection of assets programs, including insurance, as well as an annual report regarding the company’s enterprise risk assessment process prepared by management. Pursuant to the annual enterprise risk assessment process, which was established in 2009, management polled the company’s senior vice presidents regarding risks in their specific areas of responsibility as well as company-wide risks, summarized the risks that were identified in the survey and vetted the summary with all senior and executive vice presidents, the president, the chief compliance officer and the chief executive officer.  Management presented the enterprise risk assessment process as well as the categories of risk identified in the survey to the board of directors to ensure that the board understood the company’s risk assessment and risk management process, as well as any risks facing the company.  The board later received a follow up presentation from management regarding the major findings from the enterprise risk assessment process and the steps taken to mitigate the risks.

The audit committee has a written charter which was filed as an exhibit to the company’s 2010 definitive proxy statement.  The audit committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year.  The charter was last amended in April 2010.  The members of the audit committee are Messrs. Grunewald (Chairman), Erickson, Jordan, Musick and Piper.  The board of directors has determined that Messrs. Erickson and Grunewald are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K.  Further, all of the members of the audit committee are “independent,” as independence for audit committees is defined under the current listing standards of the NASDAQ Stock Market.  The audit committee held four meetings in 2010.  In addition, a teleconference was held after the end of each of the fourth quarter of 2009 and the first, second and third quarters of 2010 between management, the independent auditors, a member of the audit committee (generally the audit committee chairman), and any other audit committee member who desired, or was requested, to participate to discuss the company’s quarterly financial statements and all audit and non-audit services performed by the independent auditors.

The audit committee has adopted a code of business conduct and ethics which is applicable to all employees, including our chief executive officer and our chief financial officer, as well as members of our board of directors.  The code was filed as an exhibit to our Form 10-K for the year ended December 31, 2010.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The board of directors has delegated to the compensation committee responsibility for, among other things, reviewing the company’s executive compensation goals, policies and philosophies and monitoring the appropriateness of the company’s executive compensation practices, and reviewing management’s recommendations regarding executive compensation and, as appropriate, approving the same.  The compensation committee also oversees our executive compensation plans, including our incentive bonus plan and our 1997 stock incentive plan, with responsibility for determining the awards to be made under such plans to our executive officers.  Generally, the compensation committee reviews and, as appropriate, approves compensation arrangements for our executive officers in July of each year.  Management then administers the compensation arrangements in accordance with the policies developed by the compensation committee.

Information concerning the structure, roles and responsibilities of the compensation committee is set forth in the “Proposal One:  Election of Directors – Compensation Committee” section of this proxy statement.  This information also includes a description of the role of Towers Watson, an independent compensation consultant retained by the board of directors to review the methodologies used by the company’s human resources department in preparing its annual executive compensation report.  A discussion and analysis of the policies and decisions that shape the executive compensation program, including the specific program objectives and elements, is set forth below.

For purposes of this discussion, the following individuals comprised our named executive officers in 2010:  Judith A. Paul, vice-chairman (chairman until July 6, 2010); Terrance D. Paul, chairman (chief executive officer until July 6, 2010); Glenn R. James, chief executive officer as of July 6, 2010; Steven A. Schmidt, president and chief operating officer; Mary T. Minch, executive vice president-finance, chief financial officer and secretary; Marian L. Staton, executive vice president-sales; and Roy E. Truby, senior vice president-state and federal programs.  While Ms. Paul is not one of the three most highly compensated executive officers of the company, she is included in the list of named executive officers due to her significant role within the company.

Objectives of the Program.  In carrying out its duties to establish the executive compensation program, the compensation committee is guided by the company’s desire to achieve the following objectives:

•	attract and retain high-quality leadership;

•	provide competitive compensation opportunities that support the company’s overall business strategy and objectives; and

•	effectively serve the interests of the company’s shareholders.

These objectives are implemented by the compensation committee through its executive compensation program.  In 2010, the compensation program established by the compensation committee was comprised of the following three primary components:

•	base salary;

•	annual cash incentive bonus; and

•	long-term equity based compensation awards.

The compensation committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of the company’s executive officers.  Each of the primary components, and certain other benefits, are discussed in more detail below.

Executive Compensation Review Process.  Generally, the compensation committee reviews and, as appropriate, approves compensation arrangements for executive officers in July of each year.  When making compensation decisions for our executive officers, the compensation committee takes many factors into account, including the committee’s objectives set forth above, the executive’s position, level of responsibility, tenure, performance and contributions over the prior year, expected future contributions towards achieving the financial growth of the company, and any retention concerns.  The compensation committee also takes into account the recommendations for executive compensation made by our chairman and our chief executive officer.  In addition to the factors set forth above, the compensation committee takes into account an executive compensation report prepared annually by the company’s human resources department that presents competitive compensation information for the company’s executive officers.

The executive compensation report details the total aggregate compensation for each executive officer, including each primary component of compensation:  base salary, annual cash incentive bonus and long-term equity based compensation awards.  The report also provides summaries of published third-party surveys of executive compensation that show current and projected salary trends, on a year-by-year percentage basis, for select groups of U.S. regional and national companies.  In addition, the human resources department compiles executive officer compensation data for publicly traded companies comparable to the company in terms of industry (education), industry sectors (software and technology), annual revenues and market capitalization.  This data is presented in the report for each of the company’s executive officer positions as of June 30, 2010, specifically the positions of chairman, chief executive officer, president and chief operating officer, chief financial officer, executive vice president-sales and senior vice president-state and federal programs.  For each position, comparative compensation data is provided for specific compensation elements including, but not limited to:  base salary, cash bonuses, total cash compensation, total long-term incentives, equity awards and total direct compensation.

The compensation committee recognizes the inability to provide exact comparative compensation data due to both the difficulty of matching the position responsibilities of our executive officers to the executive officers of other public companies based solely on title and the difficulty of comparing our company to other companies in terms of comparable industry and sector focuses and various financial metrics.  As a result, the annual executive compensation report is taken into account by the compensation committee as a reference of competitive compensation information and is not used for benchmarking purposes.

Primary Components of Executive Compensation.  As described above, the aggregate compensation paid to our executive officers is comprised of three primary components:  base salary, annual cash incentive bonus and long-term equity based compensation awards.  Each component is described below in more detail.  When setting the compensation arrangements for each executive officer, the compensation committee considers these components individually, as well as on an aggregate (total compensation) basis.

Base Salary

The base salaries of our executive officers are approved by the compensation committee, and also approved by the full board of directors, after consideration of a number of factors, including the executive’s position, level of responsibility, tenure and performance.  The compensation committee also considers the information provided in the annual executive compensation report detailed above, along with the executive compensation recommendations made by our chairman and our chief executive officer.  In addition, the compensation committee evaluates whether the base salary levels of our executives are appropriate relative to our size and financial performance.  Relying primarily on these factors, the compensation committee sets the base salaries of our executive officers at levels designed to meet its objective of attracting and retaining highly qualified individuals.  The compensation committee also believes that the continuity of leadership derived from the retention of executive officers serves the best interests of the company’s shareholders.  The base salaries of our executive officers are not benchmarked at any specific level and the compensation committee does not assign relative weights or importance to any specific measure of the company’s financial performance.  The annual cash incentive bonus is based on a percentage of base salary; as a result, a higher base salary will result in a higher bonus, if company performance goals are met.  The value of the long-term equity based compensation awards is not determined based on base salary and, therefore, an increase in base salary does not automatically result in an increase in long-term equity based compensation award levels.

Effective in July 2010, Mr. James was appointed as chief executive officer of the company and a member of the board of directors.  Pursuant to his offer of employment, Mr. James was provided with a salary of $450,000.  In connection with Mr. James’ appointment, Mr. Paul resigned as chief executive officer and assumed the position of chairman of the board of directors, and Ms. Paul resigned as chairman of the board of directors and assumed the position of vice-chairman of the board.  In connection with the assumption of these new positions, the compensation committee determined that Mr. Paul’s and Ms. Paul’s salaries would be adjusted to $275,000 and $150,000, respectively.  In addition, the compensation committee determined to increase the base salaries of Mr. Schmidt, Ms. Minch, Ms. Staton and Mr. Truby in 2010.  In July 2010, the compensation committee approved an increase to Mr. Schmidt’s salary from $364,320 to $375,250, an increase in Ms. Minch’s salary from $213,292 to $223,957, an increase in Ms. Staton’s salary from $225,000 to $230,000 and an increase in Mr. Truby’s salary from $242,000 to $249,260.  These increases were based upon the compensation committee’s review of the factors listed above, with specific emphasis placed on personal performance, implementation of the company’s strategic plan objectives and the financial performance of the company.  In the determination of their base salaries, there are no specific goals set for Mr. James, Mr. Schmidt, Ms. Minch, Ms. Staton and Mr. Truby against which their performance is specifically measured.  However, in addition to the data reviewed with respect to how Mr. Schmidt, Ms. Minch, Ms. Staton and Mr. Truby compensation compares to the data compiled for executive officers of other publicly traded companies comparable in terms of industry and size, the compensation committee took into account certain personal performance factors.  The compensation committee discussed the scope of their job responsibilities, their performance with respect to maintaining company morale, implementing controls, initiating cost control measures, developing a solid leadership team, and their ability to fulfill the duties and assignments of their respective positions.  To a lesser degree, the compensation committee also considered certain company performance factors, such as improved order rates and growth in subscription-based products.

In addition to her base salary, Ms. Staton also receives a sales commission based on the achievement of sales goals during the relevant measurement period.  Rather than using a calendar year for the measurement period of Ms. Staton’s sales, the company uses the period from July 1 to June 30 to coincide with the sales cycle for school districts.  Ms. Staton’s commission is based upon company-wide sales figures as compared against a pre-determined baseline representing expected sales for the period.  Ms. Staton may also receive an escalating quarterly bonus payment for each quarter that sales meet or exceed the quarterly baseline target.  For the July 1, 2010 to June 30, 2011 period, if the company’s sales exceed the baseline amount by 5% at the end of the measurement period and certain product sales targets are met, Ms. Staton will be paid up to an additional $100,000, as well as another $100,000 if sales are 20% over sales for the prior year.  For the July 1, 2009 to June 30, 2010 period, Ms. Staton received sales commissions and bonuses of $289,320.

Annual Cash Incentive Bonus

The company has adopted the incentive bonus plan to establish a correlation between the cash incentive bonus earned by participants under the plan and the company’s financial performance.  The cash incentive bonus is a key component of the compensation committee’s objective to serve the interests of its shareholders and is designed to motivate participants to achieve company performance goals and enhance shareholder value.  The incentive bonus plan permits plan participants to receive an annual cash incentive bonus based on a percentage of their base salary.  Cash incentive bonuses are payable following the conclusion of the 12-month period upon which the bonus is based, if the company’s performance goals are met.  These performance goals are set by our chairman and chief executive officer and reviewed by the compensation committee.  In setting the performance goals, our chairman and chief executive officer balance the potential cash incentive bonuses payable under the incentive bonus plan with the overall costs to the company associated with the plan.

The two performance goals established under the incentive bonus plan are measured based on the company’s revenues and operating income over the measurement period (July 1 to June 30) as compared with the results for the preceding 12-month period.  Rather than using a calendar year for the measurement period, the company uses the period from July 1 to June 30 to coincide with the sales cycle for school districts.  Equal weight is given to each of the performance goals under the plan.  Cash incentive bonuses are earned provided that the company’s revenues and operating income each meet or exceed the results for the preceding 12-month period.  The range of cash incentive bonuses payable under the plan is subject to a minimum amount (no bonus if the company’s revenues or operating income decline compared to the preceding 12-month period) and a maximum amount (a maximum bonus expressed as a percentage of base salary if the company’s revenues and operating income each meet or exceed a predetermined maximum level).  An escalating cash incentive bonus is earned if, during the measurement period, the company experiences any increases in revenues and operating income between the predetermined minimum and maximum levels.  For the July 1, 2009 to June 30, 2010 period, Mr. Schmidt received a cash incentive bonus of $80,879, Ms. Minch received a cash incentive bonus of $28,411 and Mr. Truby received a cash incentive bonus of $32,234.

In July 2010, the compensation committee approved Mr. James, Mr. Schmidt, Ms. Minch and Mr. Truby as the only executive officers eligible to participate under the incentive bonus plan for the measurement period beginning July 1, 2010 and ending June 30, 2011.  Under the terms of the incentive bonus plan, Mr. James, Mr. Schmidt, Ms. Minch and Mr. Truby are eligible to receive a cash incentive bonus based on specific increases in the company’s revenues and operating income.  An escalating cash incentive bonus is earned if, during the measurement period, the company achieves any increases in revenues and operating income.  The bonus opportunity is a percentage of base salary times a revenue growth factor plus an operating income factor.  The percentages are 125% for Mr. James, 100% for Mr. Schmidt, 80% for Ms. Minch and 60% for Mr. Truby.  Any cash incentive bonuses to be received by Mr. James, Mr. Schmidt, Ms. Minch and Mr. Truby under the plan will be earned as of June 30, 2011, for the 12-month period then ended.  Ms. Paul and Mr. Paul do not receive annual cash incentive bonuses.  In addition, because Ms. Staton is eligible to receive a sales commission and sales bonus, she is not eligible to receive an annual cash incentive bonus.

For the period beginning on July 1, 2010 to June 30, 2011, the revenue and operating factors are based on the following table:

Revenue	Revenue	Op Income	Op Income
Growth	Growth	Growth	Growth
(In $million)	Factor	(In $million)	Factor
$55	50%	$36	50%
$45	40%	$28	40%
$40	35%	$24	35%
$35	30%	$21	30%
$30	25%	$18	25%
$25	20%	$14	20%
$20	15%	$10	15%
$15	10%	$7	12%
$10	6%	$5	9%
$7.5	4%	$3	5.5%
$5	2.5%	$2	3.5%
$2.5	1%	$1	2%
$0	0%	$0	0%

Long-Term Equity Based Compensation Awards

Long-term equity based compensation awards are granted to the company’s executive officers pursuant to our 1997 stock incentive plan.  The compensation committee believes that long-term equity based compensation awards are an effective incentive for senior management to increase the long-term value of the company’s common stock as well as aiding the company in attracting and retaining senior management.  These objectives are accomplished by making awards under the plan, thereby providing senior management with a proprietary interest in the continued growth and performance of the company.  The compensation committee approves long-term equity based compensation awards after taking into consideration the recommendations made by our chairman and our chief executive officer and a review of a number of factors, including the performance of the company, the relative levels of responsibility of the executive and his or her contributions to the business, and general market competitiveness.

Under the 1997 stock incentive plan, the compensation committee has the flexibility to approve stock options, stock appreciation rights or stock awards.  The compensation committee uses restricted stock for purposes of awarding long-term equity based compensation to executive officers.  The compensation committee believes that restricted stock creates a retention incentive.  In addition, because the value of restricted stock varies based upon the performance of the company’s common stock, the compensation committee believes that restricted stock furthers the committee’s objective of creating a performance incentive to improve the growth of the company and, therefore, enhance shareholder value.

Restricted stock awards are generally subject to a four-year vesting period, vesting 25% per year beginning one year from the date of the initial award.  Unearned restricted stock compensation is recorded by the company based on the market price on the grant date and is expensed equally over the vesting period.  Dividends are paid on restricted stock that is granted, even if such restricted stock is unvested.  The compensation committee may approve grants to executive officers at any time during the year, as it deems appropriate.  The grant date of such awards is always set for a date occurring on or subsequent to the date the compensation committee approves such grants and occurs during the executive officer trading window.

In addition, in connection with the appointment of Mr. James as the company’s chief executive officer, the compensation committee determined to award Mr. James stock options.  These stock options were granted at the fair market value of the stock on the date of grant and are subject to vesting over four years, vesting 25% per year beginning one year from the date of the initial award.  The stock options only have future value for Mr. James if the stock price appreciates from the date of grant.  The compensation committee believes that stock option grants enhance retention and create further incentive for Mr. James to increase the long-term value of our common stock.

The compensation committee approved restricted stock grants for Mr. Schmidt and Ms. Minch in April, July, and October of 2010, approved restricted stock grants for Ms. Staton in February, April and October 2010, approved restricted stock grants for Mr. Truby in April and October 2010 and approved restricted stock grants for Mr. James in July and October 2010.  The compensation committee also approved stock option grants for Mr. James in July and October 2010.  The equity grants made to executive officers other than Mr. James (which were made pursuant to the terms of his offer of employment) were approved based upon the compensation committee’s review of the factors noted above, including the following specific personal and company performance factors:  (i) increases in orders, revenue and income; (ii) cost controls; (iii) the performance of specific job duties; and (iv) the demonstration of solid leadership in difficult economic conditions.  The committee placed specific emphasis on focusing on long-term strategies and success of the company, as well as providing an enhanced retention incentive to Mr. James, Mr. Schmidt, Ms. Minch, Ms. Staton and Mr. Truby when determining the amount of the grants.  Ms. Paul and Mr. Paul do not participate in the company’s equity incentive plans.

Other Benefits.  The company provides all eligible employees, including executive officers, with certain benefits, including health and dental coverage, company-paid term life insurance coverage, disability insurance, paid time off and paid holiday programs.

In addition, executive officers are entitled to participate in the company’s 401(k) plan, which is available to all of the company’s U.S. employees who meet certain service requirements, and in the company’s supplemental executive retirement plan, which is only available to senior management.  Company matching contributions, which are limited to a maximum of 4.5% of pre-tax compensation on a combined basis for both plans, and vesting provisions, are the same under both plans.  Discretionary contributions by the company may also be made to the plans, although no discretionary contributions have been made since the inception of each of the plans.

The company provides certain perquisites to senior management such as paid periodic physical examinations.  The compensation committee reviews a schedule of executive perquisites as part of its review of the executive compensation program in July of each year.  Upon review, the compensation committee determined that the perquisites provided to its executive officers in 2010 were reasonable.

The company provides the foregoing compensation programs to provide executive officers with benefits that are competitive with those in the marketplace without incurring substantial cost to the company.

Employment Agreements.  In connection with the appointment of Mr. James as the chief executive officer of the company, the compensation committee and the board of directors approved, and the company entered into an offer of employment with Mr. James, effective as of July 6, 2010.  The offer provides Mr. James with an annual base salary of $450,000.  The offer letter further provides for a $350,000 restricted stock grant and a $400,000 stock option grant, with half of each award to be made in July 2010 and the other half of each award to be made in October 2010.  The number of shares of restricted stock, and in the case of the stock options, the strike price and number of shares underlying the option, will be determined by the common stock price as of the date of the awards.  These awards will vest over four years at 25% per year.  Pursuant to the offer letter, Mr. James will participate in the company’s incentive bonus plan, for a maximum payout equal to 125% of Mr. James’ base salary if the company achieves its performance goals.  In addition, Mr. James will receive certain benefits consistent with those provided to other executive officers, including participation in the company’s 401(k) plan and supplemental executive retirement plan.

As discussed further below under “Potential Payments Upon Termination or a Change of Control,” as negotiated by the company and Mr. James, pursuant to the offer letter, Mr. James is entitled to severance pay equal to $21,000 per month for 24 months if Mr. James is dismissed without cause, whether for change of control or other reasons not for cause.  In addition, under certain circumstances, Mr. James will have the right to require the company to purchase his home following a termination without cause.  Mr. James also is entitled to reimbursement for certain relocation expenses.

The company does not have employment agreements with any of its other executive officers.

Material Tax and Accounting Implications of the Program.  Federal income tax law prohibits publicly held companies from deducting certain compensation paid to a named executive officer that exceeds $1 million during the tax year.  To the extent that compensation is based upon the attainment of performance goals set by the compensation committee pursuant to plans approved by our shareholders, the compensation is not included in the computation of this limit.  The compensation committee intends, to the extent feasible and where it believes it is in the best interests of the company and our shareholders, to attempt to qualify executive compensation as tax deductible.

Section 409A of the Internal Revenue Code, which was signed into law in October 2004, amended the tax rules to impose restrictions on funding, distributions and elections to participate in nonqualified deferred compensation arrangements.  The committee generally seeks to structure the compensation arrangements of our executive officers so that they are either not characterized as nonqualified deferred compensation under Section 409A or they otherwise meet the requirements of Section 409A.

The company has conducted a review of its compensation policies and practices as they relate to risk management practices and risk-taking incentives.  Based on the review of its compensation policies and practices, the company has concluded that there are no risks arising from its compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the company.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement.  Based on this review and discussion, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

The Compensation Committee:

Harold E. Jordan, Chairman	Mark D. Musick

Randall J. Erickson	Addison L. Piper

John H. Grunewald

The following table sets forth summary compensation information for our named executive officers in 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali-fied Deferred Compensation Earnings ($)(4)	All Other Compen-sation ($)(5)	Total ($)

Judith Ames Paul	2010	$163,681	-		-	$51,379	$8,451	$223,511
Vice-Chairman	2009	176,000	-		-	59,031	9,005	244,036
	2008	182,398	-		-	-	9,281	191,679

Terrance D. Paul	2010	$370,673	-		-	$103,972	$17,765	$492,410
Chairman (6)	2009	458,000	-		-	114,980	21,695	594,675
	2008	475,087	-		-	-	22,452	497,539

Glenn R. James	2010	$214,909	$349,999	$144,894	-	$2,839	$64,339	$776,980
Chief Executive Officer

Steven A. Schmidt	2010	$371,116	$260,004		$80,879	$23,230	$124,816	$860,045
President and Chief	2009	365,609	120,003		28,104	31,220	30,296	575,232
Operating Officer	2008	371,582	345,009		19,853	-	62,611	799,055

Mary T. Minch	2010	$218,389	$159,999		$28,411	-	$69,340	$476,139
Executive Vice President	2009	214,293	85,004		9,872	-	17,165	326,334
Finance, Chief Financial Officer and Secretary	2008	210,089	124,985		6,562	-	34,583	376,219

Marian L. Staton	2010	$518,859	$46,998		-	$16,573	$38,020	$620,450
Executive Vice	2009	246,364	12,005		-	9,514	13,203	281,086
President-Sales

Roy E. Truby	2010	$245,438	$19,993		$32,234	$11,529	$20,499	$329,693
Senior Vice President-	2009	229,539	29,998		9,851	8,848	13,469	291,705
State & Federal Programs

________________

(1)	Includes base salary and commission, where applicable. Salary adjustments for our named executive officers are generally reviewed by the compensation committee in July of each year.

(2)
Reflects restricted stock granted under our 1997 stock incentive plan.  These figures reflect the grant date fair value computed in accordance with FASB ASC Topic 718 (which superseded FAS 123R on September 15, 2009), which is equal to the product of the market price on the date of grant and the number of shares of restricted stock granted.

(3)
Reflects stock options granted under our 1997 stock incentive plan.  These figures reflect the grant date fair value computed in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model.  For assumptions used in determining the fair value of the stock option award granted in 2010, see Note 11 (Equity Compensation Plan) to our 2010 Consolidated Financial Statements.

(4)
These figures reflect the aggregate interest and other earnings accrued under our supplemental executive retirement plan in 2010.  Ms. Minch does not participate in the supplemental executive retirement plan.

(5)
These figures reflect 401(k) plan and supplemental executive retirement plan (SERP) matching amounts contributed by the company.  The breakdown of 401(k) and SERP payments contributed by the company in 2010 is as follows:  Ms. Paul - $7,366 and $0; Mr. Paul – $11,025 and $5,655; Mr. James – $8,568 and $0; Mr. Schmidt – $11,025 and $9,249; Ms. Minch – $11,025 and $0; Ms. Staton – $11,025 and $12,295; and Mr. Truby – $11,025 and $980.  These figures also reflect term life insurance premiums and disability insurance premiums in the amount of $449 and $636, respectively, for each of Ms. Paul, Mr. Paul, Mr. Schmidt, Ms. Minch, Ms. Staton, and Mr. Truby, and $187 and $265 for Mr. James.  In addition, these figures reflect payments for dividends paid on unvested shares of restricted stock as follows:  Ms. Paul - $0; Mr. Paul – $0; Mr. James – $55,319; Mr. Schmidt – $103,457; Ms. Minch – $57,230; Ms. Staton – $13,615; and Mr. Truby – $7,409.

(6)	Mr. Paul was the chief executive officer of the company until July 6, 2010, when Mr. James was appointed to the position of chief executive officer.

The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Underlying Options (#)	Awards ($/Sh)	Awards ($)(3)

Judith A. Paul	–	–	–	–		–	–	–	–	–	–	–

Terrance D. Paul	–	–	–	–		–	–	–	–	–	–	–

Glenn R. James	–	(4)	(4)	$562,500	(4)	–	–	–	–	–	–	–
	7/23/10(10)	–	–	–		–	–	–	11,921	–	–	$175,000
	7/23/10(10)	–	–	–		–	–	–	–	13,624	14.68	$73,570
	10/27/10(11)	–	–	–		–	–	–	14,216	–	–	$174,999
	10/27/10(11)	–	–	–		–	–	–	–	16,247	12.31	$71,324

Steven A. Schmidt	–	(4)	(4)	$375,250	(4)	–	–	–	–	–	–	–
	4/23/10(6)	–	–	–		–	–	–	4,899	–	–	$75,004
	7/23/10(7)	–	–	–		–	–	–	6,812	–	–	$100,000
	10/27/10(8)	–	–	–		–	–	–	6,905	–	–	$85,001

Mary T. Minch	–	(4)	(4)	$179,166	(4)	–	–	–	–	–	–	–
	4/23/10(6)	–	–	–		–	–	–	1,633	–	–	$25,001
	7/23/10(7)	–	–	–		–	–	–	6,812	–	–	$100,000
	10/27/10(8)	–	–	–		–	–	–	2,843	–	–	$34,997

Marian L. Staton	–	(5)	$100,000 (5)	$200,000	(5)	–	–	–	–	–	–	–
	2/8/10(9)	–	–	–		–	–	–	2,869	–	–	$35,002
	4/23/10(6)	–	–	–		–	–	–	392	–	–	$6,002
	10/27/10(8)	–	–	–		–	–	–	487	–	–	$5,995

Roy E. Truby	–	(4)	(4)	$149,556	(4)	–	–	–	–	–	–	–
	4/23/10(6)	–	–	–		–	–	–	653	–	–	$9,997
	10/27/10(8)	–	–	–		–	–	–	812	–	–	$9,996
________________

(1)
Reflects grants made under our 1997 stock incentive plan.  A description of our 1997 stock incentive plan is set forth in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

(2)	Reflects cash incentive bonuses payable under our incentive bonus plan for Mr. James, Mr. Schmidt, Ms. Minch and Mr. Truby. Reflects sales commissions and bonuses payable to Ms. Staton.

(3)
Reflects restricted stock and stock options granted under our 1997 stock incentive plan.  The restricted stock values reflect the grant date fair value computed in accordance with FASB ASC Topic 718, which is equal to the product of the market price on the date of grant and the number of shares of restricted stock granted.  The stock option values reflect the grant date fair value computed in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model.  For assumptions used in determining the fair value of the stock option award granted in 2010, see Note 11 (Equity Compensation Plan) to our 2010 Consolidated Financial Statements.

(4)
Cash incentive bonuses can be earned by Mr. James, Mr. Schmidt, Ms. Minch and Mr. Truby under our incentive bonus plan based on increases in our revenues and operating income during the measurement period (July 1, 2010 to June 30, 2011) as compared with the results for the preceding period (July 1, 2009 to June 30, 2010).  The threshold, or minimum, amount payable under the plan is $0, up to a maximum of 125% of Mr. James’ base salary, 100% of Mr. Schmidt’s base salary, 80% of Ms. Minch’s base salary and 60% of Mr. Truby’s base salary, respectively.  Under the July 1, 2009 to June 30, 2010 plan year, Mr. Schmidt received a cash incentive bonus of $80,879, Ms. Minch received a cash incentive bonus of $28,411 and Mr. Truby received a cash incentive bonus of $32,234.  Because Ms. Staton is eligible to receive a sales commission and sales bonus, she is not eligible to receive an annual cash incentive bonus.

(5)
Ms. Staton may receive an escalating quarterly bonus payment for each quarter that sales meet or exceed the quarterly baseline target for expected sales for the period.  For the July 1, 2010 to June 30, 2011 period, if the company’s sales exceed the baseline amount by 5% at the end of the measurement period, and certain product sales targets are met, Ms. Staton will be paid up to an additional $100,000, as well as another $100,000, if sales are 20% over sales for the prior year.  For the July 1, 2009 to June 30, 2010 period, Ms. Staton received sales commissions and bonuses of $289,320.

(6)
These awards were approved by the compensation committee at its regularly scheduled meeting on April 23, 2010.  The grant date occurred on April 23, 2010, with such date occurring during the executive officer trading window.  On that date, the closing market price of our common stock was $15.31.

(7)
The awards were approved by the compensation committee at its regularly scheduled meeting on July 21, 2010.  The grant date occurred on July 23, 2010, with such date occurring during the executive officer trading window.  On that date, the closing market price of our common stock was $14.68.

(8)
These awards were approved by the compensation committee at its regularly scheduled meeting on October 27, 2010. The grant date occurred on October 27, 2010, with such date occurring during the executive officer trading window.  On that date, the closing market price of our common stock was $12.31.

(9)
This award was approved by the compensation committee on November 25, 2009.  The grant date occurred on February 8, 2010, with such date occurring during the executive officer trading window.  On that date, the closing market price of our common stock was $12.20.

(10)
This award was approved by the compensation committee on June 30, 2010.  The grant date for the award occurred on July 23, 2010, with such date occurring during the executive officer trading window.  On that date, the closing market price of our common stock was $14.68.

(11)
This award was approved by the compensation committee on June 30, 2010.  The grant date occurred on October 27, 2010, with such date occurring during the executive officer trading window.  On that date, the closing market price of our common stock was $12.31.

The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Judith A. Paul	8,547	-		-	$29.25	3/1/2011	-		-	-	-
	7,280	-		-	34.34	9/1/2011	-		-	-	-
	7,759	-		-	32.22	3/1/2012	-		-	-	-
	14,784	-		-	16.91	9/1/2012	-		-	-	-
	14,749	-		-	16.95	3/1/2013	-		-	-	-

Terrance D. Paul	8,547	-		-	$29.25	3/1/2011	-		-	-	-
	7,280	-		-	34.34	9/1/2011	-		-	-	-
	7,759	-		-	32.22	3/1/2012	-		-	-	-
	14,784	-		-	16.91	9/1/2012	-		-	-	-
	14,749	-		-	16.95	3/1/2013	-		-	-	-

Glenn R. James	-	13,624	(6)	-	$14.68	7/23/2020	11,921		$141,145	-	-
	-	16,247	(7)	-	12.31	10/27/2020	14,216		168,317	-	-

Steven A. Schmidt	-	-		-	-	-	1,278	(9)	$15,132	-	-
	-	-		-	-	-	916	(11)	10,845	-	-
	-	-		-	-	-	1,947	(12)	23,052	-	-
	-	-		-	-	-	2,698	(13)	31,944	-	-
	-	-		-	-	-	10,364	(14)	122,710	-	-
	-	-		-	-	-	904	(15)	10,703	-	-
	-	-		-	-	-	1,543	(18)	18,269	-	-
	-	-		-	-	-	6,862	(20)	81,246	-	-
	-	-		-	-	-	4,899	(23)	58,004	-	-
	-	-		-	-	-	6,812	(24)	80,654	-	-
	-	-		-	-	-	6,905	(7)	81,755	-	-

Mary T. Minch	1,674	-		-	$23.89	7/20/2015	425	(9)	$5,032	-	-
	-	-		-	-	-	807	(11)	9,555	-	-
	-	-		-	-	-	1,461	(12)	17,298	-	-
	-	-		-	-	-	1,078	(13)	12,764	-	-
	-	-		-	-	-	3,317	(14)	39,273	-	-
	-	-		-	-	-	679	(15)	8,039	-	-
	-	-		-	-	-	772	(18)	9,140	-	-
	-	-		-	-	-	5,146	(20)	60,929	-	-
	-	-		-	-	-	1,633	(23)	19,335	-	-
	-	-		-	-	-	6,812	(24)	80,654	-	-
	–	-		-	-	-	2,843	(7)	33,661	-	-

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Marian L. Staton	303	-	-	$29.75	1/5/2011	128	(8)	$1,516	-	-
	94	-	-	29.25	3/1/2011	132	(10)	1,563	-	-
	275	-	-	34.34	9/1/2011	271	(12)	3,209	-	-
	293	-	-	32.22	3/1/2012	288	(13)	3,410	-	-
	503	-	-	16.91	9/1/2012	362	(15)	4,286	-	-
	-	-	-	-	-	512	(17)	6,062	-	-
	-	-	-	-	-	412	(20)	4,878	-	-
	-	-	-	-	-	2,869	(21)	33,969	-	-
	-	-	-	-	-	392	(23)	4,641	-	-
	-	-	-	-	-	487	(7)	5,766	-	-

Roy E. Truby	-	-	-	-	-	1,138	(16)	$13,462	-	-
	-	-	-	-	-	458	(19)	5,411	-	-
	-	-	-	-	-	653	(22)	7,732	-	-
	-	-	-	-	-	812	(25)	9,614	-	-
________________

(1)	Reflects options granted under our 1997 stock incentive plan.

(2)	All options have an exercise price equal to 100% of the fair market value of the common stock on the date of grant.

(3)	Subject to earlier expiration in the event of termination of employment, all options expire ten years from the date of grant.

(4)
Reflects restricted stock granted under our 1997 stock incentive plan.  Except as noted in the footnotes below, restricted stock vests in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	These figures reflect the market value of the respective share awards based on a year-end 2010 closing market price of $11.84 per share of our common stock.

(6)	These options vest in four equal annual installments beginning on July 23, 2011.

(7)	These awards vest in four equal annual installments beginning on October 27, 2011.

(8)	This award began vesting in four equal annual installments on January 26, 2008.

(9)	This award began vesting in four equal annual installments on February 7, 2008.

(10)	These awards began vesting in four equal annual installments on April 20, 2008.

(11)	These awards began vesting in four equal annual installments on April 23, 2008.

(12)	These awards began vesting in four equal annual installments on July 23, 2008.

(13)	These awards began vesting in four equal annual installments on April 29, 2009.

(14)	These awards began vesting in four equal annual installments on July 21, 2009.

(15)	These awards began vesting in four equal annual installments on October 29, 2009.

(16)	These awards began vesting in two equal annual installments on April 23, 2010.

(17)	These awards begin vesting in four equal annual installments on April 23, 2010.

(18)	These awards began vesting in four equal annual installments on April 29, 2010.

(19)	These awards began vesting in two equal annual installments on October 23, 2010.

(20)	These awards begin vesting in four equal annual installments on October 23, 2010.

(21)	These awards began vesting in four equal annual installments on February 8, 2011.

(22)	These awards vest in two equal annual installments beginning on April 23, 2011.

(23)	These awards vest in four equal annual installments beginning on April 23, 2011.

(24)	These awards vest in two equal annual installments beginning on July 23, 2011.

(25)	These awards vest in two equal annual installments beginning on October 27, 2011.

The following table provides information regarding amounts realized on option awards and stock awards during 2010 by our named executive officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Judith A. Paul	-	-	-		-

Terrance D. Paul	-	-	-		-

Glenn R. James	-	-	-		-

Steven A. Schmidt	-	-	16,566	(1)	$231,226	(1)

Mary T. Minch	-	-	9,888	(2)	$139,767	(2)

Marian L. Staton	-	-	1,757	(3)	$24,875	(3)

Roy E. Truby	-	-	4,124	(4)	$59,898	(4)

________________

(1)
Mr. Schmidt had 1,277 shares of restricted stock vest on February 7, 2010 for a realized value of $15,528 (based on the February 5, 2010 closing price of our common stock $12.16); 915 shares of restricted stock vest on April 23, 2010 for a realized value of $14,549 (based on the April 22, 2010 closing price of our common stock of $15.90); 1,579 shares of restricted stock vest on April 26, 2010 for a realized value of $24,174 (based on the April 23, 2010 closing price of our common stock of $15.31); 1,864 shares of restricted stock vest on April 29, 2010 for a realized value of $25,966 (based on the April 28, 2010 closing price of our common stock of $13.93); 6,244 shares of restricted stock vest on July 21, 2010 for a realized value of $89,352 (based on the July 20, 2010 closing price of our common stock of $14.31); 1,947 shares of restricted stock vest on July 23, 2010 for a realized value of $28,368 (based on the July 22, 2010 closing price of our common stock of $14.57); 2,287 shares of restricted stock vest on October 23, 2010 for a realized value of $26,712 (based on the October 22, 2010 closing price of our common stock of $11.68) and 453 shares of restricted stock vest on October 29, 2010 for a realized value of $6,578 (based on the October 28, 2010 closing price of our common stock of $14.52).

(2)
Ms. Minch had 426 shares of restricted stock vest on February 7, 2010 for a realized value of $5,180 (based on the February 5, 2010 closing price of our common stock of $12.16); 1,532 shares of restricted stock vest on April 21, 2010 for a realized value of $24,190 (based on the April 20, 2010 closing price of our common stock of $15.79); 807 shares of restricted stock vest on April 23, 2010 for a realized value of $12,831 (based on the April 22, 2010 closing price of our common stock of $15.90); 797 shares of restricted stock vest on April 29, 2010 for a realized value of $11,102 (based on the April 28, 2010 closing price of our common stock of $13.93); 2,811 shares of restricted stock vest on July 21, 2010 for a realized value of $40,225 (based on the July 20, 2010 closing price of our common stock $14.31); 1,460 shares of restricted stock vest on July 23, 2010 for a realized value of $21,272 (based on the July 22, 2010 closing price of our common stock of $14.57); 1,716 shares of restricted stock vest on October 23, 2010 for a realized value of $20,043 (based on the October 22, 2010 closing price of our common stock of $11.68); and 339 shares of restricted stock vest on October 29, 2010 for a realized value of $4,922 (based on the October 28, 2010 closing price of our common stock of $14.52).

(3)
Ms. Staton had 130 shares of restricted stock vest on January 26, 2010 for a realized value of $1,574 (based on the January 25, 2010 closing price of our common stock of $12.11); 132 shares of restricted stock vest on April 20, 2010 for a realized value of $1,942 (based on the April 19, 2010 closing price of our common stock of $14.71); 171 shares of restricted stock vest on April 23, 2010 for a realized value of $2,719 (based on the April 22, 2010 closing price of our common stock of $15.90); 144 shares of restricted stock vest on April 29, 2010 for a realized value of $2,006 (based on the April 28, 2010 closing price of our common stock of $13.93); 589 shares of restricted stock vest on July 21, 2010 for a realized value of $8,429 (based on the July 20, 2010 closing price of our common stock of $14.31); 273 shares of restricted stock vest on July 23, 2010 for a realized value of $3,978 (based on the July 22, 2010 closing price of our common stock of $14.57); 137 shares of restricted stock vest on October 23, 2010 for a realized value of $1,600 (based on the October 22, 2010 closing price of common stock of $11.68); and 181 shares of restricted stock vest on October 29, 2010 for a realized value of $2,628 (based on the October 28, 2010 closing price of our common stock of $14.52).

(4)
Mr. Truby had 1,138 shares of restricted stock vest on April 23, 2010 for a realized value of $18,094 (based on the April 22, 2010 closing price of our common stock of $15.90); 539 shares of restricted stock vest on April 29, 2010 for a realized value of $7,508 (based on the April 28, 2010 closing price of our common stock of $13.93); 1,311 shares of restricted stock vest on July 23, 2010 for a realized value of $19,101 (based on the July 22, 2010 closing price of our common stock of $14.57); 458 shares of restricted stock vest on October 23, 2010 for a realized value of $5,349 (based on the October 22, 2010 closing price of our common stock of $11.68); and 678 shares of restricted stock vest on October 29, 2010 for a realized value of $9,845 (based on the October 28, 2010 closing price of our common stock of $14.52).

The following table provides information regarding the nonqualified deferred compensation of our named executive officers in 2010.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Judith A. Paul	$32,736	-	$51,379	-	$409,939

Terrance D. Paul	$74,134	$5,655	$103,972	-	$834,390

Glenn R. James	$38,082	-	$2,839	-	$40,921

Steven A. Schmidt	$18,021	$9,249	$23,230	-	$217,187

Mary T. Minch	-	-	-	-	-

Marian L. Staton	$103,645	$12,295	$16,573	-	$220,202

Roy E. Truby	$55,534	$980	$11,529	-	$172,766
________________

(1)
These figures represent amounts contributed by the executive officer and the registrant under our supplemental executive retirement plan.  All executive and registrant contributions have been reported in the “Summary Compensation Table” in either current or prior years as salary or other compensation.

(2)	These figures represent the aggregate interest and other earnings accrued under our supplemental executive retirement plan.

Supplemental Executive Retirement Plan (SERP).  The company’s SERP provides participating executive officers with the ability to defer up to 20% of their total cash remuneration, which includes their base salary, commissions and bonuses.  The SERP allows participating executive officers to cancel the deferral election during the plan year due to unforeseeable emergency, hardship, or disability.  Under the SERP, participating executive officers may also receive company matching and discretionary contributions, although no discretionary contributions have been made since the inception of the SERP.  Company matching contributions are limited to a maximum of 4.5% of pre-tax compensation on a combined basis for the SERP and the company’s 401(k) plan.  Company matching and discretionary contributions vest ratably over the executive officer’s first four years of service, with full vesting of past and future company contributions once four years of service is reached.

Executive officers participating in the SERP elect to invest their deferred compensation and company matching contributions in any number of identified publicly traded mutual funds, although the percentage allocated to any single investment fund may not be less than 1%.  Upon termination of employment, the market value of the participating executive officer’s account balance is distributable to the executive officer.  The executive officer may elect the manner in which the balance is distributed.  The distribution election choices for the 2010 plan year ranged from a lump sum distribution to a pay-out over 10 years if the executive officer’s employment terminated on or after age 60 (or age 55, if the executive officer has at least 10 years of service) or on or after suffering a disability.  However, an executive officer is only entitled to a lump sum distribution if the executive’s employment terminates prior to these events or on the executive’s death, to the extent such lump sum distribution is permissible under Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As negotiated by the company and Mr. James, and as reflected in the company’s offer of employment, in the event that Mr. James is dismissed, whether for a change of control or other reason that is not for cause, as defined in section 2(d) of the company’s 1997 stock incentive plan, Mr. James will be entitled to salary continuation payments for 24 months equal to $21,000 per month.  The salary continuation payments are conditioned upon Mr. James executing a full waiver and release of claims or causes of action in a form acceptable to the company.

In addition to the salary continuation benefit, if Mr. James purchases a home in the Boulder, Colorado area at any time before January 6, 2013, and if Mr. James is terminated for any reason except for cause within the next 10 years, and subsequent to such termination Mr. James decides to sell his Boulder home and it does not sell within 120 days from his termination date, Mr. James has the option to have the company purchase the home from him for his original purchase price.

We do not have employment or change in control agreements with any of our other named executive officers, nor do we currently intend to enter into any such agreements.  Likewise, we have not implemented a specific policy with respect to severance agreements with our named executive officers other than Mr. James; as a result, such agreements are negotiated on a case-by-case basis.

Stock Incentive Plan.  Under our 1997 stock incentive plan, in the event of a change in control of the company (as defined in the plan), all unvested restricted stock awards granted to our named executive officers will become fully vested.  The value to each of our named executive officers of the accelerated vesting of any unvested restricted stock awards had a change in control of the company occurred on December 31, 2010 (based on the year-end closing market price of $11.84 per share of our common stock) would have been as follows:  Ms. Paul - $0; Mr. Paul – $0; Mr. James – $309,462; Mr. Schmidt – $534,314; Ms. Minch – $295,680; Ms. Staton - $69,311; and Mr. Truby – $36,219.

Under the restricted stock agreements entered into between the company and each named executive officer, in the event such executive terminates employment for any reason other than death, all unvested restricted stock held by the executive shall be forfeited to the company.  If the named executive officer terminates employment due to death, any unvested restricted stock that would have vested in the calendar year will immediately vest.  As a result, had a named executive officer terminated their employment due to death in 2010, on December 31, 2010, such executive officer would not have received any additional value because any restricted stock that would vest in calendar year 2010 would have previously vested.

Incentive Bonus Plan.  Under our incentive bonus plan, in the event a named executive officer terminates employment for any reason other than death, disability (as defined in the plan) or retirement (meaning the termination of employment after the named executive officer has reached age 62 and has completed 10 years of service with the company, or due to early retirement with the consent of the compensation committee), such executive will not receive any cash incentive bonus, even if the company’s performance goals are met.

In the event a named executive officer who participates in the incentive bonus plan terminates employment for death, disability or retirement, such executive is eligible to receive a cash incentive bonus based on the executive’s base salary earned in the applicable fiscal year through the date of termination, if an award is otherwise payable under the plan.  The value to each participating named executive officer of such cash incentive bonus had any of these situations occurred on December 31, 2010 (assuming for purposes of this calculation that the company’s financial performance for the twelve-month period ended December 31, 2010 is the same as the company’s financial performance for the twelve-month period ending June 30, 2011) would have been as follows:  Mr. James – $53,381; Mr. Schmidt – $35,611; Ms. Minch – $17,003; and Mr. Truby – $14,193.

In the event Ms. Staton terminates employment for death, disability or retirement, she is eligible to receive a sales commissions earned through the date of termination.  Such sales commissions had any of these situations occurred on December 31, 2010 (assuming for purposes of this calculation that the company’s financial performance for the twelve-month period ended December 31, 2010 is the same as the company’s financial performance for the twelve-month period ending June 30, 2011) would have been $69,090.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our non-employee directors during 2010.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2010

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)

Randall J. Erickson	$30,000	$92,207	-	-	$122,207

John H. Grunewald	$38,000	$128,545	-	$17,164	$183,709

Harold E. Jordan	$40,000	$142,484	-	$3,315	$185,799

Mark D. Musick	$30,000	$100,852	-	-	$130,852

Addison L. Piper	$30,000	$128,545	-	$17,164	$175,709
________________

(1)
Ms. Paul, our vice-chairman, Mr. Paul, our chairman, and Mr. James, our chief executive officer are not included in this table because they are employees of the company and they receive no compensation for their services as directors.  The compensation received by each of Ms. Paul, Mr. Paul and Mr. James as an employee of the company is shown in the “Summary Compensation Table,” above.

(2)
Reflects restricted stock units and restricted shares granted under our 1997 stock incentive plan and restricted stock units received in connection with the company’s dividend issuances.  These figures reflect the grant date fair value computed in accordance with FASB ASC Topic 718, which is equal to the product of the market price on the date of grant and the number of shares granted.

(3)
The following table sets forth the grant date fair value for awards of restricted stock and restricted stock units and the aggregate grant date fair value of restricted stock units received in connection with the company’s dividend issuances.

Name	Grant Date Fair Value of March 1, 2010 Grant ($)	Grant Date Fair Value of September 1, 2010 Grant ($)	Aggregate Grant Date Fair Value of Restricted Stock Units from 2010 Dividend Issuances ($)

Randall J. Erickson	$35,006	$34,999	$22,202

John H. Grunewald	$35,006	$34,999	$58,540

Harold E. Jordan	$35,006	$34,999	$72,479

Mark D. Musick	$35,006	$34,999	$30,847

Addison L. Piper	$35,006	$34,999	$58,540

(4)
As of December 31, 2010, the following non-employee directors had, in the aggregate the following unvested stock awards:  Mr. Erickson – 11,801 restricted stock units; Mr. Grunewald – 7,904 shares of restricted stock and 29,673 restricted stock units; Mr. Jordan – 1,435 shares of restricted stock and 37,279 restricted stock units; Mr. Piper – 7,904 shares of restricted stock and 29,673 restricted stock units; and Mr. Musick – 16,179 restricted stock units.

(5)
As of December 31, 2010, the following non-employee directors had, in the aggregate, outstanding, fully vested option awards for the following number of shares of our common stock:  Mr. Grunewald – 36,307; Mr. Jordan – 36,307; and Mr. Piper – 33,307.

(6)	Reflects payments for cash dividends paid on unvested shares of restricted stock.

In February 2010, the board of directors reviewed a report prepared by our human resources department recommending changes to the fee schedule and giving directors the opportunity to elect either restricted stock or restricted stock units and adopted the changes as recommended.  In 2010, non-employee directors received a $30,000 annual cash retainer, paid quarterly, plus out-of-pocket expenses.  In addition, an annual cash retainer was paid to the lead director in the amount of $10,000 and to the chairman of the audit committee in the amount of $8,000.  In connection with the company’s dividend issuances, non-employee directors also received cash dividends on shares of unvested restricted stock that they held.

In addition to cash compensation, each non-employee director receives an equity compensation award under the company’s 1997 stock incentive plan, generally in March and September of each year.  Messrs. Grunewald and Piper received restricted stock grants on March 1, 2010 and September 1, 2010 for 2,460 and 4,009 shares of restricted stock, respectively.  Mr. Jordan, Mr. Musick and Mr. Erickson received restricted stock unit grants on March 1, 2010 and September 1, 2010 for 2,460 and 4,009 restricted stock units, respectively.

Messrs. Grunewald and Piper also received restricted stock unit grants on March 8, 2010, June 1, 2010, September 1, 2010 and December 1, 2010 of 118, 125, 230 and 4,295 restricted stock units, respectively, Mr. Jordan received restricted stock units grants on March 8, 2010, June 1, 2010, September 1, 2010 and December 1, 2010 of 118, 138, 253 and 5,396 restricted stock units, respectively, Mr. Musick received restricted stock unit grants on March 8, 2010, June 1, 2010, September 1, 2010 and December 1, 2010 of 34, 49, 89 and 2,342 restricted stock units, respectively and Mr. Erickson received restricted stock unit grants on March 8, 2010, June 1, 2010, September 1, 2010 and December 1, 2010 of 17, 30, 55 and 1,708 restricted stock units, respectively.  These restricted stock unit grants were made as part of the company’s dividend issuance on the same date and are paid on restricted stock units that are outstanding.  The restricted stock and restricted stock units will fully vest upon a non-employee director’s termination of service as a member of the board of directors.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that at least once every three years the company submit a proposal for an advisory shareholder vote to approve the compensation of executives as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

The company believes that its compensation policies and procedures, which are reviewed and approved by the compensation committee, encourage a culture of pay for performance and align the interests of the company’s named executive officers with the long-term interests of shareholders.  The compensation of the company’s named executive officers reflected the company’s performance in 2010, consistent with the company’s objective of aligning executive compensation with the annual and long-term performance of the company and the interests of the company’s shareholders. Shareholders are encouraged to carefully review the “Executive Compensation” section of this proxy statement in its entirety for a detailed discussion of the company’s executive compensation program.

This proposal gives the company’s shareholders the opportunity to approve or not approve the company’s executive compensation through the following resolution:

“Resolved, that the shareholders of Renaissance Learning, Inc. approve the compensation of executives as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.”

Effect of Proposal

Approval of the company’s executive compensation requires that a majority of the votes cast be voted for the proposal.  Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the company’s executive compensation is approved.  Because this shareholder vote is advisory, it will not be binding upon the board of directors.  However, the board of directors values the opinions expressed by our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends a vote FOR approval of the proposal on executive compensation and your proxy will be so voted unless you specify otherwise.

PROPOSAL THREE: ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act also requires that at least once every six years the company submit for an advisory shareholder vote a proposal on the frequency of the advisory shareholder vote on executive compensation.  Accordingly, this proposal provides shareholders with the opportunity to cast an advisory vote to determine whether the advisory shareholder vote on executive compensation should occur every one, two or three years, or to abstain from voting.

After careful consideration of the various arguments supporting each frequency level, the board of directors believes that submitting a proposal for an advisory vote on executive compensation to shareholders on an annual basis is appropriate for the company and its shareholders at this time.

Effect of Proposal

The advisory vote to determine whether the advisory shareholder vote on executive compensation should occur every one, two or three years is a plurality vote.  The company will consider shareholders to have expressed a preference for the frequency option that receives the most favorable votes.  Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to how frequently the advisory vote on executive compensation should occur.  Because this shareholder vote is advisory, it will not be binding upon the board of directors.  However, the board of directors values the opinions expressed by our shareholders and will take into account the outcome of the vote when determining how often the shareholder advisory vote on executive compensation will occur.

The board of directors recommends a vote for the advisory shareholder vote on executive compensation to occur EVERY YEAR and your proxy will be so voted unless you specify otherwise.

The proxy card provides shareholders with four choices (every one, two or three years, or abstain).  Shareholders are not voting to approve or disapprove the board’s recommendation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our directors is an executive officer.

AUDIT COMMITTEE REPORT

The audit committee consists of Messrs. Grunewald (Chairman), Erickson, Jordan, Musick and Piper.  In accordance with its written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports.  The primary responsibility of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements and to report the results of its activities to the board of directors.  It is not the responsibility of the audit committee to plan or conduct audits or to determine that our financial statements are complete, accurate or in accordance with generally accepted accounting principles.  Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing our financial statements.  Deloitte & Touche LLP (Deloitte) currently serves as our independent auditors and has done so since May 2002.

Auditor Independence and 2010 Audit.  In discharging its duties, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence, consistent with Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence.”  In connection with the receipt of this written statement, the audit committee discussed with Deloitte matters relating to Deloitte’s independence.

The audit committee also discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in AU Section 380, “The Auditor’s Communication With Those Charged With Governance.”  In addition, with and without management present, the audit committee discussed and reviewed our audited financial statements as of and for the year ended December 31, 2010 and the results of Deloitte’s examination thereof.

Based on these reviews and discussions with management and Deloitte, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2010.

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2010, (2) the review of the financial statements included in our Form 10-Q filings for 2010 and (3) consents and other services provided during 2010 related to Securities and Exchange Commission (SEC) matters, were $260,000.  The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2009, (2) the review of the financial statements included in our Form 10-Q filings for 2009 and (3) consents and other services provided during 2009 related to SEC matters, were $275,000.

Audit-Related Fees.  The aggregate fees billed in 2010 and 2009 for assurance and related services rendered by Deloitte that are reasonably related to the performance of the audit or review of our financial statements, were $0 and $0, respectively.

Tax Fees.  The aggregate fees billed in 2010 and 2009 for professional services rendered by Deloitte for tax compliance, tax advice and tax planning, were $20,500 and $20,100, respectively.  Services rendered in this category consisted of tax compliance, including federal and state tax return review.

All Other Fees.  The aggregate fees billed in 2010 and 2009 for products and services provided by Deloitte, other than services reported above, were $9,860 and $5,200, respectively.  Services rendered in this category consisted of a review of a comment letter from the SEC and the company’s responses in 2009, access to an accounting research database in 2009 and 2010 and consulting services regarding foreign tax credits in 2010.

Pre-Approval Policies and Procedures.  As part of its written charter, the audit committee has adopted policies which provide that our independent auditors may only provide those audit and non-audit services that have been pre-approved by the audit committee, subject, with respect to non-audit services, to a de minimis exception (described below) and to the following additional requirements:  (1) such services must not be prohibited under applicable federal securities rules and regulations and (2) the audit committee must make a determination that such services would be consistent with the principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of the company or be a promoter of the company’s stock or other financial interests.  The chairman of the audit committee has the authority to grant pre-approvals of permitted non-audit services between meetings, provided that any such pre-approval must be presented to the full audit committee at its next scheduled meeting.

During 2010, all of the non-audit services provided by Deloitte were pre-approved by the audit committee.  Accordingly, the committee did not rely on the de minimis exception noted above.  This exception waives the pre-approval requirements for non-audit services if certain conditions are satisfied, including, among others, that such services are promptly brought to the attention of and approved by the audit committee prior to the completion of the audit.

The Audit Committee:

John H. Grunewald, Chairman	Mark D. Musick

Randall J. Erickson	Addison L. Piper

Harold E. Jordan

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The audit committee charter includes a written provision that the responsibilities of the audit committee include a review and approval of all related-party transactions with directors, executive officers, 5% shareholders, members of their family and persons or entities affiliated with any of them.  While the charter does not provide specific procedures as to the review of related-party transactions, the audit committee requires management to present to the committee at each quarterly meeting the details of any such transactions.  Any such related-party transactions are reviewed and evaluated by the audit committee members based on the specific facts and circumstances of each transaction.  The audit committee’s philosophy is to minimize related-party transactions, and as such, the company has entered into only a limited number of related-party transactions in recent years.

During 2010, the company reimbursed Terrance D. Paul, the chairman of the board of directors, and Judith A. Paul, the vice-chairman of the board of directors, for expenses in connection with the use of their airplane for company-related travel.  The aggregate dollar value of the amount of these transactions was approximately $152,000.  Pursuant to its charter, the audit committee reviewed and approved these transactions.

PENDING LEGAL PROCEEDINGS

None of our directors, officers or beneficial owners of more than 5% of shares of our common stock or any of their associates is an adverse party or has an interest adverse to us in any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file reports with the SEC within specified time frames disclosing their ownership, and changes in their ownership, of our common stock.  Copies of these reports must also be furnished to us.  Based solely on a review of these copies, we believe that all filing requirements were complied with during 2010.

PROPOSAL FOUR:  RATIFICATION OF INDEPENDENT AUDITORS

The audit committee has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2011 and has directed that such appointment be submitted to the shareholders for ratification.  Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2002.  Representatives of Deloitte & Touche LLP will be present at the annual meeting to make any statement they may desire and to respond to questions from shareholders.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2011.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2011.  Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the approval of this proposal.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2011, and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our by-laws, nominations, other than by or at the direction of the board of directors or the nominating and governance committee, of candidates for election as directors at the 2012 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2012 annual meeting of shareholders must be submitted to us not later than December 29, 2011.  Shareholder proposed nominations must be made in accordance with the applicable provisions of our by-laws, which are described above under “Proposal One: Election of Directors – Nominating and Governance Committee.”  Shareholder proposed business must also be made in accordance with our by-laws which provide, among other things, that such proposals must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal.  To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2012 annual meeting of shareholders must be received by us at our principal executive offices, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036 on or before November 18, 2011.  Proposals should be directed to Ms. Mary T. Minch, our corporate secretary.  To avoid disputes as to the date of receipt, we suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Although we are not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy card intend to vote such proxy in accordance with their best judgment.

You may obtain a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010 at no cost by writing to Investor Relations, Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, or by accessing the following website:  www.rlrninvest.com.

By Order of the Board of Directors,

Mary T. Minch, Secretary

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RENAISSANCE LEARNING, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 2011	1. ELECTION OF DIRECTORS: (To serve until the 2012 Annual Meeting and until their successors are elected and qualified)	For ☐	With- Hold ☐	For All Except ☐
The undersigned appoints Mary T. Minch and Steven A. Schmidt, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Renaissance Learning, Inc. held of record as of February 28, 2011 by the undersigned at the 2011 annual meeting of shareholders of Renaissance Learning, Inc. to be held on April 27, 2011 and at any adjournment thereof.
01-Judith Ames 02-Terrance D. Paul 03-Glenn R. James	04-Randall J. Erickson 05-John H. Grunewald 06-Harold E. Jordan	07-Mark D. Musick 08-Addison L. Piper

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for directors, “FOR” the proposal to approve executive compensation, for the advisory vote on executive compensation to occur every year, or “1 Year”, and “FOR” the ratification of Deloitte & Touche LLP as independent auditors for 2011 (which proposals are being proposed by the Board of Directors).
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
2.ADVISORY VOTE ON EXECUTIVE COMPENSATION		For ☐	Against ☐	Abstain ☐
3.ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
4.RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2011.		For ☐	Against ☐	Abstain ☐
5.IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 4 and a Vote for 1 YEAR on Proposal 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4, AND FOR 1 YEAR ON PROPOSAL 3.

Please be sure to date and sign this proxy card in the box below.	Date	Address Change? Mark Box. Indicate changes below. ☐

Sign Above	Co-holder (if any) sign above
Detach above card, sign, date and mail in postage paid envelope provided.
RENAISSANCE LEARNING, INC.
PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.